Exhibit 99.1

For Immediate Release

Contact:	Craig Tooman
EVP, Finance and Chief Financial Officer
908-541-8777
ENZON REPORTS STRONG FIRST QUARTER 2008 RESULTS
BRIDGEWATER, NJ — May 7, 2008 — Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced strong first quarter 2008 financial results. For the three months ended March 31, 2008, Enzon reported a net income of $1.5 million or $0.03 per diluted share, as compared to a net loss of $2.8 million or $0.06 per diluted share for the first quarter of 2007. The Company’s first quarter 2008 results were positively impacted by strong revenues across all business segments.
“The Company continues to generate strong top-line results across all of our business segments,” said Jeffrey H. Buchalter, chairman and chief executive officer of Enzon. “Earlier today, we announced a plan to spin-off our biotechnology business. The spin-off, upon completion, will allow the two independent companies to focus on their core competencies and appeal to their own unique shareholders.”
Recent Highlights
•	The Company reduced a significant portion of its 2008 debt ahead of the required timeline to only $12.5 million.

•	PEG-SN38 was featured in the March 15th issue of Clinical Cancer Research published by the American Association for Cancer Research, Inc. (AACR).

•	The Company presented preclinical data on the HIF-1alpha antagonist at the 2008 AACR annual meeting in San Diego, California.

•	The Company closed its Phase I trial evaluating Oncaspar® in combination with Gemzar® for patients with solid tumors and lymphoma.

•	In April, Cimzia®, which utilizes Enzon’s PEGylation technology, was approved in the U.S. for the treatment of moderate to severe Crohn’s disease.

Revenues
The following table reflects the revenues generated by product and segment for the three month periods ended March 31, 2008 and 2007.

	Three Months Ended
	(in thousands)
	March 31, 2008	March 31, 2007%	Change
Products
Oncaspar	$12,288	$7,467	65
DepoCyt	1,968	2,369	(17)
Abelcet	7,020	7,686	(9)
Adagen	6,153	5,127	20

Total Products	27,429	22,649	21

Royalties	14,700	16,344	(10)
Contract Manufacturing	6,644	2,495	166

Total Revenues	$48,773	$41,488	18

Products Segment
Product segment sales comprised of sales of Oncaspar®, DepoCyt®, Abelcet®, and Adagen®, increased 21 percent to $27.4 million for the three months ended March 31, 2008, compared to $22.7 million for the three months ended March 31, 2007. The growth was mainly attributable to higher revenues from the Company’s oncology product, Oncaspar. The product benefited from a $1.2 million international shipment in the first quarter of 2008, which did not occur in the first quarter of 2007. Sales of Oncaspar are reflective of a price increase and the continued adoption in certain protocols by hospitals and cooperative groups. Sales of DepoCyt, for treatment of lymphomatous meningitis and sales of Adagen, for treatment of Severe Combined Immunodeficiency Disease (SCID), tend to fluctuate from quarter-to-quarter due to the small number of patients treated. The decline in Abelcet, for the treatment of invasive fungal infections, continues to be attributable to competitive pressures in the marketplace, although the rate of decline this quarter is lower than the quarterly average in the last year.
Royalties Segment
Revenues from the Company’s royalties segment for the three months ended March 31, 2008 decreased to $14.7 million, as compared to $16.3 million for the three months ended March 31, 2007. The reduction in royalties from the prior year was due to the partial PEG-INTRON monetization which occurred in August 2007. This resulted in a 25% reduction in royalties we received on PEG-INTRON. This decrease is partially offset by the underlying growth in PEG-INTRON. In April 2008, Cimzia was approved by the FDA for the treatment of moderate to severe Crohn’s disease. The product was developed and will be marketed by UCB. Since Cimzia utilizes Enzon’s PEGylation technology, Enzon is entitled to royalties on its net sales.

Contract Manufacturing Segment
The Company’s revenues from its contract manufacturing segment increased to $6.6 million for the three months ended March 31, 2008, as compared to $2.5 million for the comparable period of 2007. The increase in contract manufacturing revenue was the combined result of the timing of shipments to customers and additional non-routine services provided to our existing customers. Due to the timing of shipments, quarter-to-quarter variability is not uncommon and it is not anticipated that the level of sales achieved this quarter will continue throughout the year.
Cost of Product Sales and Contract Manufacturing
The Company’s cost of goods sold was $16.1 million for the three months ended March 31, 2008, compared to $11.5 million for the three months ended March 31, 2007. The increase is a direct result of the increase in products sales and contract manufacturing revenues for the first quarter of 2008.
Research and Development
Research and development spending was relatively flat this quarter compared to the corresponding quarter in 2007. As previously disclosed, the Company is increasing efforts to transfer the raw material and improve the pharmaceutical properties of Oncaspar and Adagen. These enhancements will require investment in both products for the next few years. As previously noted, the Company decided to close its Phase I study of Oncaspar. The decision was made after dose limiting toxicities were observed for the combination of Oncaspar and Gemzar for patients with various solid tumors and lymphoma. Despite Enzon’s decision not to advance the clinical development of Oncaspar, investigators remain interested in exploring Oncaspar’s use in solid tumors through their own studies. The Company also continues to enroll patients in its HIF-1alpha antagonist, PEG-SN38 and rhMBL programs. Data from these programs will be available at major medical meetings throughout the year.
Selling, General and Administrative
Selling, general and administrative expense decreased to $15.4 million for the three months ended March 31, 2008 from $17.1 million in the year earlier quarter. This was due primarily to the first quarter 2007 vesting of certain stock option awards not recurring in first quarter 2008. The Company continues to make select investments in selling, marketing, and other initiatives to support its product sales performance. As previously mentioned, during the fourth quarter of 2007, the Company proactively realigned its sales territories and refocused the sales force to promote the Enzon marketed brands.

Restructuring Charge
The Company continues to consolidate manufacturing operations in its Indianapolis, Indiana location. All operations at the Company’s South Plainfield, New Jersey facility are expected to be transferred to the Company’s Indianapolis facility in 2008, resulting in the incurrence of certain restructuring and exit costs. Among these costs will be employee severance and related benefits for affected employees. In connection with our restructuring program for the three months ended March 31, 2008 the Company incurred a total cost of $1.3 million compared to $0.6 million for the three months ended March 31, 2007.
Other Income (Expense)
Other (income) expense for the three months ended March 31, 2008 was net expense of $0.9 million, as compared to net expense of $1.9 million for the three months ended March 31, 2007. Other (income) expense includes: net investment income, interest expense and other income or expense. The decrease was principally due to interest expense, which includes amortization of deferred offering costs. Interest expense was $3.4 million for the three months ended March 31, 2008 and $4.6 million for the three months ended March 31, 2007 reflecting the declining balance of the Company’s 4.5% notes payable. Net investment income was relatively constant at $2.2 million for the three months ended March 31, 2008 compared to $2.6 million for the three months ended March 31, 2007.
Cash and Investments
Total cash reserves, which include cash, cash equivalents, short-term investments, marketable securities, and restricted investments and cash, were $198.8 million as of March 31, 2008, as compared to $258.2 million as of December 31, 2007. During the first quarter of 2008, the Company purchased $59.9 million of its existing 2008 convertible notes leaving a balance of $12.5 million of 2008 notes due. As of March 31, 2008, $14.5 million was held in a restricted cash account for the sole purpose of extinguishing the remaining outstanding 2008 debt.

Conference Call and Webcast
Enzon will be hosting a live conference call today, May 7 at 10:00 am EST. All interested parties may access the call by using the following information:

Domestic Dial-In Number:	(866) 334-3876
International Dial-In Number:	(416) 849-4292
Access Code:	Enzon
Enzon’s conference call will also be available via live audio webcast at www.investorcalendar.com. For those unable to attend the live audio webcast, a replay will be available beginning approximately one hour after the event. Additionally, a telephonic rebroadcast will be available following the call. The rebroadcast will begin on Wednesday, May 7, 2008, at approximately 12:00 p.m. EST and end on May 14, 2008, at approximately 12:00 p.m. EST. The rebroadcast may be accessed using the following information:

Domestic Dial-In Number:	(866) 245-6755
International Dial-In Number:	(416) 915-1035
Access Code:	809911
About Enzon
Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development, manufacturing, commercialization of important medicines for patients with cancer and other life-threatening conditions. Enzon has a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. The Company’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Enzon’s PEGylation technology was used to develop two of its products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Enzon also engages in contract manufacturing for several pharmaceutical companies to broaden the Company’s revenue base. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.
Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the period ended December 31, 2007. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months ended March 31, 2008 and March 31, 2007
(In thousands, except per share amounts)
(Unaudited)

	March 31,	March 31,
	2008	2007
Revenues:
Product sales, net	$27,429	$22,649
Royalties	14,700	16,344
Contract manufacturing	6,644	2,495

Total revenues	48,773	41,488

Costs and expenses:
Cost of product sales and contract manufacturing	16,139	11,464
Research and development	13,184	13,240
Selling, general and administrative	15,393	17,123
Amortization of acquired intangible assets	167	185
Restructuring charge	1,254	569

Total costs and expenses	46,137	42,581

Operating income (loss)	2,636	(1,093)

Other income (expense):
Investment income, net	2,179	2,577
Interest expense	(3,385)	(4,553)
Other, net	296	90

	(910)	(1,886)

Income (loss) before income tax provision (benefit)	1,726	(2,979)
Income tax provision (benefit)	210	(193)

Net income (loss)	$1,516	$(2,786)

Earnings (loss) per common share — basic	$0.03	$(0.06)

Earnings (loss) per common share — diluted	$0.03	$(0.06)

Weighted average shares — basic	44,166	43,862

Weighted average shares — diluted	44,737	43,862

Enzon Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
March 31, 2008 and December 31, 2007
(In thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and short-term investments	$129,054	$163,960
Restricted investments and cash	14,452	73,592
Accounts receivable, net	16,199	14,927
Inventories	19,284	22,297
Other current assets	7,966	6,401

Total current assets	186,955	281,177

Property and equipment, net	45,269	45,312

Other assets:
Marketable securities	55,308	20,653
Amortizable intangible assets, net	65,559	68,141
Other assets	4,798	5,074

	125,665	93,868

Total assets	$357,889	$420,357

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$26,618	$33,091
Notes payable	12,521	72,391

Total current liabilities	39,139	105,482

Notes payable	275,000	275,000
Other liabilities	3,637	3,302

Total liabilities	317,776	383,784

Stockholders’ equity	40,113	36,573

Total liabilities and stockholders’ equity	$357,889	$420,357

Common shares outstanding	44,659	44,200